Exhibit 4.10

BROOKFIELD CORPORATION

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

Rights Agent

RIGHTS AGREEMENT

Dated as of ●, 2024

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RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is dated as of ●, 2024 between Brookfield Corporation, a corporation existing under the laws of Ontario, Canada (“BN”), and Wilmington Trust, National Association (the “Rights Agent”).

WHEREAS, on March 31, 2020, Brookfield Infrastructure Partners L.P. (“BIP”) distributed class A exchangeable subordinate voting shares (the “Old Class A Shares”) of Brookfield Infrastructure Holdings Corporation (previously, Brookfield Infrastructure Corporation) (“BIHC”) to the holders of BIP Units pursuant to a special distribution, and additionally to BN and its subsidiaries, and in connection therewith BN and the Rights Agent entered into a rights agreement dated March 31, 2020 (the “Initial Rights Agreement”);

WHEREAS, on ●, 2024, BIHC effected a plan of arrangement pursuant to which, amongst other things, (i) public holders of Old Class A Shares received one (1) class A exchangeable subordinate voting share (each, a “Class A Share”) of Brookfield Infrastructure Corporation (previously, 1505109 B.C. Ltd.) (the “Company”) for each Old Class A Share held and transferred to the Company and (ii) all of the issued and outstanding Old Class A Shares were cancelled, upon the transfer of such Old Class A Shares by the Company in exchange for class A.1 exchangeable subordinate voting shares of BIHC, following which the Initial Rights Agreement automatically terminates in accordance with its terms;

WHEREAS, certain affiliates of BN became service providers to the Company pursuant to an amendment to the amended and restated master services agreement among BN, BIP, the Company, BIHC and the other parties thereto (the “Master Services Agreement”), which amendment became effective as of ●, 2024;

WHEREAS, pursuant to the terms of the Company’s Articles, each Class A Shareholder will have the right (the “Exchange Right”) to require the Company to exchange all or a portion of the Class A Shares held by such Class A Shareholder (such Class A Shares being hereafter referred to as “Subject Class A Shares” and such exchanging Class A Shareholder, the “Exchanging Class A Shareholder”) for the BIP Units Amount or the Cash Amount in accordance with the terms and conditions of the Company’s Articles;

WHEREAS, BIP may, in its sole and absolute discretion (including by means of a standing resolution adopted by the board of directors of the general partner of BIP, which may be amended or withdrawn at any time) elect to satisfy the Company’s Exchange Right obligation and acquire the Subject Class A Shares from such Exchanging Class A Shareholder in exchange for the BIP Units Amount or the Cash Amount, in accordance with the terms and conditions of the Company’s Articles;

WHEREAS, BN is willing to provide for the delivery of the BIP Units Amount or, in its sole election, the Cash Amount to satisfy the Class A Shareholders’ Secondary Exchange Right (as hereinafter defined) in the event that, in connection with any Subject Class A Shares, (i) the Company has not satisfied its Exchange Right obligation under the Company’s Articles by delivering the BIP Units Amount or Cash Amount on the Specified Exchange Date (as hereinafter defined) and (ii) BIP has not, upon its election in its sole and absolute discretion, acquired such

Subject Class A Shares from the Exchanging Class A Shareholder in exchange for the delivery of the BIP Units Amount or the Cash Amount pursuant to the Company’s Articles on the Specified Exchange Date;

WHEREAS, the Rights Agent desires to serve as agent for the Class A Shareholders with respect to the administration of the Secondary Exchange Rights; and

WHEREAS, BN and the Rights Agent desire to set forth their rights and obligations with respect to the Secondary Exchange Rights and the delivery of the BIP Units Amount or, at BN’s sole election, the Cash Amount in satisfaction of the Secondary Exchange Rights.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions.

For purposes of this Agreement, the following terms have the meanings indicated:

“Affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement, including, for the avoidance of doubt, any future Affiliates.

“Agreement” shall have the meaning set forth in the recitals.

“Applicable Procedures” means, with respect to any transfer of securities that are held through DTC or another Depositary, the rules and procedures of DTC or such other Depositary, as applicable, that apply to such transfer or exchange.

“BIHC” shall have the meaning set forth in the recitals.

“BIP” shall have the meaning set forth in the recitals.

“BIP Unit” shall mean a limited partnership interest in BIP representing a fractional part of all the limited partner interests in BIP as outstanding on the date hereof (or any other class of equity security of BIP into which the limited partnership interests in BIP may be converted after the date hereof), which is designated as a “Unit”, and shall include any limited partnership interest or other equity interest of BIP or any successor to BIP into which such BIP Unit is converted or for which such Unit is exchanged.

“BIP Unit Convertible” shall mean any security, other than the Class A Shares, convertible into or redeemable for BIP Unit(s), provided such conversion or redemption right is freely and immediately exercisable by the holder thereof at any time, including, for the avoidance of doubt and without limitation, redemption-exchange units of Brookfield Infrastructure L.P.

“BIP Unit Release Price” shall mean, as of the date of withdrawal of any BIP Unit or BIP Unit Convertible from the Collateral Account, an amount in cash or Cash Equivalents equal to one hundred and fifty percent (150%) of the BIP Unit Value of such BIP Units or the BIP Unit Value of the number of BIP Units into which such BIP Unit Convertible may be converted or redeemed for, as of such date.

“BIP Unit Value” shall have the meaning as provided in the Company’s Articles.

“BIP Units Amount” shall have the meaning as provided in the Company’s Articles.

“BN” shall have the meaning set forth in the recitals.

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Cash Amount” shall have the meaning as provided in the Company’s Articles.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state maturing within one year from the date of acquisition thereof and having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) dollar denominated time deposits, certificates of deposit and bankers acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a combined capital and surplus of at least $1,000,000,000 with maturities of not more than one year from the date of acquisition, (iv) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Class A Shareholder” shall mean any holder of at least one Class A Share.

“Class A Shares” shall have the meaning set forth in the recitals.

“Close of Business” on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

“Collateral Account” shall have the meaning as provided in Section 8.

“Collateral Account Balance” shall mean the aggregate of the Collateral Account BIP Unit Balance and the Collateral Account Cash Balance.

“Collateral Account BIP Unit Balance” shall mean, as of any date, (i) the number of BIP Units in the Collateral Account plus (ii) the number of BIP Units issuable upon conversion or redemption of BIP Unit Convertibles in the Collateral Account as of such date.

“Collateral Account Cash Balance” shall mean, as of any date, a number of BIP Units (rounded down to the nearest whole unit) equal to the quotient of (i) the aggregate amount of cash and Cash Equivalents in the Collateral Account divided by (ii) the BIP Unit Value as of such date; provided that for purposes of Section 8(d) and Section 8(e), the Collateral Account Cash Balance shall equal the aggregate amount of cash and Cash Equivalents in the Collateral Account as of such date.

“Company” shall have the meaning set forth in the recitals.

“Company Notice” shall mean a written notice in substantially the form attached hereto as Exhibit D-1 delivered by the Company to the Rights Agent, BIP and BN, with respect to any Subject Class A Share, stating that (i) the Company has not satisfied its obligation under sections 25.11 and 25.13 of the Company’s Articles with respect to such Subject Class A Share by delivering the Cash Amount or BIP Units Amount on the applicable Specified Exchange Date and (ii) BIP has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BIP Units Amount or Cash Amount in exchange therefor pursuant to section 25.23 of the Company’s Articles on the Specified Exchange Date.

“Company’s Articles” means the Articles of Incorporation of the Company in the form attached hereto as Exhibit A, as amended from time to time following the date hereof in accordance with its terms.

“Conversion Factor” shall have the meaning as provided in the Company’s Articles.

“Depositary” means a clearing agency registered under the Exchange Act.

“DTC” means The Depository Trust Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Right” shall have the meaning set forth in the recitals.

“Exchanging Class A Shareholder” shall have the meaning set forth in the recitals.

“Exchanging Class A Shareholder Notice” shall mean a written notice in substantially the form attached hereto as Exhibit D-2 delivered by a Class A Shareholder to the Rights Agent and BN and containing a medallion guarantee, with respect to any Subject Class A Share, that (i) the Company has not satisfied its obligation under sections 25.11 and 25.13 of the Company’s Articles by delivering the BIP Units Amount or Cash Amount on the applicable Specified Exchange Date and (ii) BIP has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BIP Units Amount or Cash Amount in exchange therefor pursuant to section 25.23 of the Company’s Articles on the applicable Specified Exchange Date.

“Final Expiration Date” shall be March 31, 2025.

“Master Services Agreement” shall have the meaning set forth in the recitals.

“Old Class A Shares” shall have the meaning set forth in the recitals.

“Participant” means, with respect to a Depositary, a Person who has an account with the Depositary.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Received Class A Share Account” shall have the meaning as provided in Section 4(c).

“Registered BIP Unit” shall have the meaning set forth in Section 9.

“Required Collateral Account Balance” shall mean, as of a particular date, a number of BIP Units equal to the product of (i) the total number of Class A Shares outstanding on such date, excluding Class A Shares owned by BN or its Affiliates, multiplied by (ii) the Conversion Factor in effect on such date.

“Required Collateral Account Cash Balance” shall mean, as of a particular date, the product of (i)(a) the Required Collateral Account Balance minus (b) the Collateral Account BIP Unit Balance, multiplied by (ii) one hundred and twenty-five percent (125%) of the BIP Unit Value as of such date.

“Rights Agent” shall have the meaning set forth in the recitals.

“Secondary Exchange Right” shall have the meaning as provided in the Company’s Articles.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Exchange Date” shall have the meaning as provided in the Company’s Articles.

“Subject Class A Shares” shall have the meaning set forth in the recitals.

Section 2. Appointment of Rights Agent.

The Rights Agent is hereby appointed to act as agent for the holders of the Secondary Exchange Rights, as a class and not individually, in accordance with the express terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The obligations of the Rights Agent hereunder shall become effective as of the date hereof. The Rights Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document (including, without limitation, the Company’s Articles or the Class A Shares) other than this Agreement, except to the extent that defined terms set forth in the Company’s Articles are expressly incorporated herein, whether or not an original or a copy of such agreement, instrument, or document has been provided to the Rights Agent; and the Rights Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. Except to the extent that defined terms set forth in the Company’s Articles are expressly incorporated herein, references in this Agreement to any other agreement, instrument, or document are for the convenience of the parties and the Rights Agent has no duties or obligations with respect thereto.

Section 3. Secondary Exchange Rights.

(a) The Secondary Exchange Rights are a part of the terms of the Class A Shares and shall not be transferred or assigned separate or apart from the Class A Shares. The Secondary Exchange Rights shall not be separately evidenced. Any sale, transfer, assignment or other disposition of a Class A Share shall also constitute the sale, transfer, assignment or other disposition of the Secondary Exchange Rights associated with such Class A Share.

(b) Physical certificates for Class A Shares, if any, which become outstanding prior to the Close of Business on the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

This certificate also evidences and entitles the holder hereof to certain Secondary Exchange Rights as set forth in a Rights Agreement between Brookfield Corporation and Wilmington Trust, National Association, as Rights Agent, dated as of ●, 2024, as it may from time to time be amended or supplemented pursuant to its terms (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. The Company will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. The Secondary Exchange Rights are a part of the terms of the Class A Shares and shall not be transferred or assigned separate or apart from the Class A Shares.

Notwithstanding this Section 3(b), the omission of a legend shall not affect the enforceability of any part of this Agreement or the rights of any holder of the Secondary Exchange Rights.

Section 4. Satisfaction of Secondary Exchange Rights.

(a) BN hereby agrees to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in the Company’s Articles in accordance with the terms of this Agreement in the event that, in connection with any Subject Class A Share, (i) the Company has not satisfied its obligation under sections 25.11 and 25.13 of the Company’s Articles by delivering the BIP Units Amount or Cash Amount on the applicable Specified Exchange Date and (ii) BIP has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BIP Units Amount or Cash Amount in exchange therefor pursuant to section 25.23 of the Company’s Articles on the applicable Specified Exchange Date.

(i) In accordance with the Company’s Articles, the Company is required to deliver a Company Notice, which shall be executed by an authorized signatory identified in Exhibit B-1 attached hereto (which exhibit may be updated by the Company from time to time in the Company’s reasonable discretion, provided that such update does not adversely affect any Class A Shareholder or its rights hereunder in any respect), to the Rights Agent and BN on the Specified Exchange Date if the conditions to the exercise of the Secondary Exchange Rights set forth in the immediately preceding sentence with respect to such Subject Class A Shares have been satisfied, which Company Notice shall set forth the BIP Units Amount and the Cash Amount for such Subject Class A Shares and any wire transfer or other delivery instructions necessary to permit the Rights Agent to transfer the BIP Units or the Cash Amount to the Exchanging Class A Shareholder and be in a format that is acceptable to the Rights Agent (determined by the Rights Agent acting reasonably and in good faith). If the Rights Agent shall not have received a signed written notice executed by an authorized signatory identified in Exhibit B-2 attached hereto from BN (which exhibit may be updated by BN from time to time in BN’s reasonable discretion, provided that such update does not adversely affect any Class A Shareholder or its rights hereunder in any respect) by the Close of Business on the Business Day immediately following the date the Rights Agent received the Company Notice, providing that BN has elected, in BN’s sole discretion, to fund the Cash Amount pursuant to Section 4(b) below, the Rights Agent shall exchange (in accordance with Section 4(e) below) such Subject Class A Shares for a number of BIP Units held in the Collateral Account equal to the BIP Units Amount for such Subject Class A Shares set forth in such Company Notice and promptly, and in any event within two Business Days following the receipt of the Company Notice and the Subject Class A Shares in the Received Class A Share Account pursuant to Section 4(c), deliver such BIP Units from the Collateral Account to the Exchanging Class A Shareholder; provided that if there shall not be enough BIP Units in the Collateral Account to satisfy the BIP Units Amount with respect to one or more of such Subject Class A Shares, the Rights Agent shall exchange each such Subject Class A Share for an amount of cash from the Collateral Account equal to the Cash Amount for such Subject Class A Share and promptly, and in any event within two Business Days of receipt of the Company Notice and the Subject Class A Shares in the Received Class A Share Account pursuant to Section 4(c), deliver the Cash Amount to the Exchanging Class A Shareholder. For the avoidance of doubt, if for any given exercise of the Secondary Exchange Rights under this Section 4 there are not enough BIP Units in the Collateral Account to satisfy the BIP Units Amount with respect to all Subject Class A Shares subject to such Secondary Exchange Right, the Rights Agent shall not cause any BIP Units to be exchanged with respect to any such Subject Class A Shares, and shall instead only deliver to the Exchanging Class A Shareholder the Cash Amount with respect to each such Subject Class A Share from the Collateral Account.

(ii) In the event that, in connection with any Subject Class A Share, (i) the Company has not satisfied its obligation under sections 25.11 and 25.13 of the Company’s Articles by delivering the BIP Units Amount or Cash Amount on the applicable Specified Exchange Date and (ii) BIP has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share from the Exchanging Class A Shareholder and delivered the BIP Units Amount or Cash Amount in exchange therefor pursuant to section 25.23 of the Company’s Articles on the applicable Specified Exchange Date, the Exchanging Class A Shareholder shall have the right to deliver, or cause to be delivered, an original Exchanging Class A Shareholder Notice to the Rights Agent and BN, which Exchanging Class A Shareholder Notice shall set forth the number of such Subject Class A Shares and any wire transfer or other delivery instructions necessary to permit the Rights Agent to transfer the BIP Units Amount or the Cash Amount to the Exchanging Class A Shareholder and be in a format that is acceptable to the Rights Agent (determined by the

Rights Agent acting reasonably and in good faith). As promptly as practicable and in any event on or prior to the Business Day immediately following the date of such Exchanging Class A Shareholder Notice, BN shall provide written notice to the Rights Agent, which notice shall (i) set forth the BIP Units Amount and the Cash Amount for such Subject Class A Shares subject to such Exchanging Class A Shareholder Notice and (ii) either (A) provide that BN has elected, in BN’s sole discretion, to fund the Cash Amount pursuant to Section 4(b) below with respect to such Subject Class A Shares, or (B) instruct the Rights Agent to exchange (in accordance with Section 4(c), and 4(e) below) each Subject Class A Share in accordance with this Section 4(a)(ii), it being understood that BN shall not be obligated to deliver such notice to the Rights Agent if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right set forth in Section 4(a) have not been satisfied. Upon receipt of an instruction by BN pursuant to clause (ii)(B) of the immediately preceding sentence and receipt of an original Exchanging Class A Shareholder Notice and the Subject Class A Shares in the Received Class A Share Account pursuant to Section 4(c), the Rights Agent shall exchange such Subject Class A Shares for a number of BIP Units held in the Collateral Account equal to the BIP Units Amount for such Subject Class A Shares set forth in such BN instructions and, on or prior to the second Business Day following receipt of such instruction from BN and receipt of an original Exchanging Class A Shareholder Notice, and the Subject Class A Shares in the Received Class A Share Account pursuant to Section 4(c), deliver such BIP Units from the Collateral Account to the Exchanging Class A Shareholder; provided that if there shall not be enough BIP Units in the Collateral Account to satisfy the BIP Units Amount with respect to one of more of such Subject Class A Shares, the Rights Agent shall exchange each such Subject Class A Share for an amount of cash from the Collateral Account equal to the Cash Amount for such Subject Class A Share and, on or prior to the second Business Day following receipt of such instruction from BN and receipt of an original Exchanging Class A Shareholder Notice, and the Subject Class A Shares in the Received Class A Share Account pursuant to Section 4(c), deliver the Cash Amount to the Exchanging Class A Shareholder. The Rights Agent shall not take any action under this Section 4(a)(ii) or otherwise upon receipt of an Exchanging Class A Shareholder Notice unless BN has instructed the Rights Agent to exchange any Subject Class A Share for a number of BIP Units or the Cash Amount, as applicable, as set forth in this Section 4(a)(ii).

(b) With respect to any Company Notice or Exchanging Class A Shareholder Notice, BN shall have the right, in its sole and absolute discretion, to elect that the Rights Agent exchange the Subject Class A Shares for the Cash Amount for each Subject Class A Share by providing written notice of such election to the Rights Agent on or prior to the Close of Business on the Business Day immediately following the date the Rights Agent received the Company Notice or Exchanging Class A Shareholder Notice, as applicable, in accordance with Section 4(a)(i) and Section 4(a)(ii), as applicable. In the event that BN shall make the election described in the immediately preceding sentence and there shall not be an amount of cash in the Collateral Account sufficient to exchange any such Subject Class A Share for the Cash Amount, BN shall deposit an amount of cash into the Collateral Account equal to the Cash Amount with respect to each such Subject Class A Share simultaneously with the delivery of the written notice set forth in the immediately preceding sentence. In the event that BN shall elect that the Rights Agent exchange the Subject Class A Shares for the Cash Amount pursuant to this Section 4(b), the Rights Agent shall deliver the Cash Amount for each Subject Class A Share from the Collateral Account to the Exchanging Class A Shareholder on or before the second Business Day following receipt of the written notice of such election from BN and receipt of an original Exchanging Class A Shareholder Notice (only if applicable per Section 4(a)(ii)) and the Subject Class A Shares in the Received Class A Share Account pursuant to Section 4(c).

(c) BN shall establish a non-interest bearing trust account in the name of BN that will be administered by the Rights Agent for purposes of receiving any Subject Class A Shares exchanged pursuant to this Agreement (the “Received Class A Share Account”). Such Received Class A Share Account information is as set forth in Exhibits D-1 and D-2. Any Class A Shares received by the Rights Agent pursuant to Section 4(a) or Section 4(b) shall be delivered to the Received Class A Share Account. Any Class A Shares in the Received Class A Share Account shall be transferable to BN or, at BN’s direction, an Affiliate of BN which was the beneficial owner of the BIP Units transferred to the Exchanging Class A Shareholder, pursuant to delivery instructions provided by BN to the Rights Agent (which may be standing written instructions), and shall not be delivered into the Collateral Account, and thereafter BN or such Affiliate, as applicable, shall be the beneficial owner of such Class A Shares with all rights, powers, privileges and preferences appurtenant thereto, including, without limitation, the Exchange Right. Delivery to BN or such Affiliate pursuant to this Section 4(c) shall be accomplished by the Rights Agent instructing the transfer agent for the Class A Shares to record the transfer of the Class A Shares from the Received Class A Shares Account to, and the ownership thereof by, BN or such Affiliate in accordance with the Applicable Procedures. The Rights Agent shall provide BN with online access to view the Received Class A Share Account, which online interface shall be kept reasonably up-to-date by the Rights Agent.

(d) Notwithstanding anything to the contrary contained in this Agreement, BN shall be entitled to cause any of its Affiliates to take any action required to satisfy BN’s obligations with respect to the Secondary Exchange Rights or otherwise pursuant to this Agreement; provided that nothing other than full and complete payment and performance of such obligations shall relieve BN of such obligations.

(e) In connection with an Exchanging Class A Shareholder’s exercise of the Secondary Exchange Right with respect to any Subject Class A Shares held through DTC or another Depositary, such Exchanging Class A Shareholder shall deliver to the Rights Agent such Subject Class A Shares to the Received Class A Share Account pursuant to DTC’s or such other Depositary’s Applicable Procedures. In addition, such Exchanging Class A Shareholder shall deliver to the Rights Agent via email or other appropriate method of communication on the Business Day prior to the delivery of such Subject Class A Shares, a copy of such Exchanging Class A Shareholder’s Exchanging Class A Shareholder Notice; provided that the Rights Agent’s obligations pursuant to Section 4(a)(ii) shall not be affected by such Exchanging Class A Shareholder’s failure to so deliver a copy of such Exchanging Class A Shareholder Notice if such Exchanging Class A Shareholder’s original Exchanging Class A Shareholder Notice is received by the Rights Agent within two Business Days of the date that the Rights Agent receives such Subject Class A Shares pursuant to DTC’s or another Depositary’s Applicable Procedures. In connection with any transfer by an Exchanging Class A Shareholder of any Subject Class A Shares required by this Agreement which are not held through DTC or another Depositary, such Exchanging Class A Shareholder shall take all necessary action to cause such Subject Class A Shares to be delivered to the Received Class A Share Account.

Section 5. Exercise of Rights.

The Rights Agent shall cause the BIP Units Amount delivered to any Exchanging Class A Shareholder pursuant to Section 4(a) to be delivered to or upon the order of the Exchanging Class A Shareholder, registered in such name or names as such Exchanging Class A Shareholder held such Subject Class A Shares (all as set forth in the Company Notice or the Exchanging Class A Shareholder Notice, as applicable).

Section 6. Confirmation Procedures.

(a) If the BIP Units Amount or the Cash Amount to be delivered pursuant to Section 4 above is to be delivered in a name other than that in which the Subject Class A Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the BIP Units Amount or the Cash Amount may be delivered to a Person other than the Person in whose name the Subject Class A Shares so surrendered are registered in the stock transfer books or ledger of the Company only if such Subject Class A Shares are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such delivery has paid to BN (or any agent designated by BN) any transfer taxes reasonably expected to be required by reason of the payment of the BIP Units Amount or the Cash Amount to a Person other than the registered holder of such Subject Class A Shares, or established to the reasonable satisfaction of BN (or any agent designated by BN) that such transfer taxes have been paid or are otherwise not payable. Upon satisfaction of the condition in the immediately preceding sentence, BN shall instruct the Rights Agent in writing to deliver such BIP Units Amount or Cash Amount to such other Person. Unless the Rights Agent has received such written instruction from BN pursuant to the immediately preceding sentence prior to the delivery by the Rights Agent of the BIP Units Amount or Cash Amount with respect to such Subject Class A Shares, the Rights Agent shall have no duty or obligation under this Section 6(a) and shall deliver or cause to be delivered the BIP Units Amount or Cash Amount to the party designated in the Company Notice without further inquiry.

(b) All Subject Class A Shares shall be delivered to the Received Class A Share Account free and clear of all liens, claims and encumbrances whatsoever, and should any such liens, claims and encumbrances exist or arise with respect to such Subject Class A Shares, the Exchanging Class A Shareholder shall not be entitled to exercise its Secondary Exchange Rights with respect to such Subject Class A Shares. Each Exchanging Class A Shareholder will pay to BN the amount of any tax withholding due upon the exchange of Subject Class A Shares pursuant to this Agreement and, in the event BN elects to acquire some or all of the Subject Class A Shares from the Exchanging Class A Shareholder in exchange for the Cash Amount in accordance with Section 4(b), will authorize BN to retain such portion of the Cash Amount as BN reasonably determines is necessary to satisfy its tax withholding obligations. In the event BN elects to acquire some or all of the Subject Class A Shares from the Exchanging Class A Shareholder in exchange for the BIP Units Amount, BN may elect to either satisfy the amount of any tax withholding due upon the exchange of Subject Class A Shares by retaining BIP Units with a fair market value, as reasonably determined by BN in good faith, equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by BN, which amounts shall be treated as a loan by BN to the Exchanging Class A Shareholder, in each case, unless the Exchanging Class A Shareholder, at the Exchanging Class A Shareholder’s election, has paid or has made arrangements satisfactory to BN, in its sole discretion, to pay, the amount of any such tax withholding. BN shall notify the Exchanging Class A Shareholder within one Business Day following the date of the Company Notice or the Exchanging Class A Shareholder Notice, as applicable, of BN’s good faith estimate of the amount of any tax withholding due upon the exchange of the Subject Class A Shares subject to such Company Notice or the Exchanging Class A Shareholder Notice, provide the Exchanging Class A Shareholder with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid or reduce such withholding, and reasonably cooperate with the Exchanging Class A Shareholder in good faith to attempt to reduce any amounts that would otherwise be withheld pursuant to this Section 6(b); provided that any determination with respect to the withholding shall be made by BN, in its sole discretion exercised in good faith. Notwithstanding anything to the contrary in this Section 6(b), in no event shall an Exchanging Class A Shareholder be subject to withholding both under section 25.18 of the Company’s Articles and under this Section 6(b), and any amounts paid or withheld with respect to a Subject Class A Share pursuant to section 25.18 of the Company’s Articles shall be credited against and deemed to satisfy the Exchanging Class A Shareholder’s withholding obligation pursuant to this Section 6(b).

Section 7. BIP Units Record Date.

Each former Exchanging Class A Shareholder who receives the BIP Units Amount upon the exercise of the Secondary Exchange Right with respect to any Subject Class A Share pursuant to this Agreement shall for all purposes be deemed to have become the owner of the BIP Units representing the BIP Units Amount for which the Secondary Exchange Right with respect to such Subject Class A Share is exercisable as of the date upon which such Class A Shareholder’s Subject Class A Share is duly surrendered in accordance with this Agreement. Prior to such Class A Shareholder’s surrender of such Subject Class A Share in accordance with this Agreement, the Class A Shareholder shall not be entitled to any rights of a holder of such BIP Units for which the Secondary Exchange Right with respect to such Subject Class A Share shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of BIP with respect to such BIP Units. For the avoidance of doubt, any Class A Shareholder who receives the Cash Amount in satisfaction of the Secondary Exchange Right with respect to any Class A Share pursuant to this Agreement shall not be entitled to any rights of a holder of BIP Units at any time with respect to the BIP Units for which the Secondary Exchange Right with respect to such Subject Class A Share was exercisable prior to the receipt of such Cash Amount.

Section 8. Collateral Account.

(a) BN or one or more Affiliates of BN shall establish one or more non-interest bearing trust accounts in the name of BN or such Affiliates that will be administered by the Rights Agent (together, the “Collateral Account”). The Rights Agent shall requisition the BIP Units Amount or the Cash Amount, as applicable, without any further action or approval from BN, for payment to any Class A Shareholder in accordance with Section 4(a) or Section 4(b) in accordance with the terms and conditions set forth in this Agreement. BN shall be responsible for ensuring that the Collateral Account Balance shall at times equal or exceed the Required Collateral Account Balance. Notwithstanding anything to the contrary contained in this Section 8 and subject to any additional requirements with respect to the Collateral Account Balance contained in this Section 8, in the event that the Collateral Account Balance shall at any time be less than the Required Collateral Account Balance, including, without limitation, as a result of an adjustment to the Conversion Factor or an increase in the BIP Unit Value, within two Business Days, BN shall, or shall cause an Affiliate to, deposit into the Collateral Account either (i) a number of BIP Units or BIP Unit Convertibles or (ii) an amount of cash or Cash Equivalents, in an amount necessary to cause the Collateral Account Balance to be at least equal to the Required Collateral Account Balance. The Rights Agent shall have no duty or obligation to calculate the Required Collateral Account Balance, determine the Conversion Factor, determine if the Collateral Account Balance equals or exceeds the Required Collateral Account Balance, or determine the amounts necessary to cause the Collateral Account Balance to equal or exceed the Required Collateral Account Balance. BN covenants and agrees that it will take all action within its control (including making requests of third parties and enforcing any contractual rights and/or obligations) to convert or redeem any BIP Unit Convertibles if necessary to satisfy any Class A Shareholder’s Secondary Exchange Right in accordance with this Agreement, and any delivery of a BIP Units Amount pursuant to this Agreement shall be made in the form of BIP Units and not, for the avoidance of doubt, in the form of BIP Unit Convertibles. To the extent that conversion or redemption of a BIP Unit Convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties shall be borne by BN, or its applicable Affiliates, and shall either be satisfied directly by BN or such Affiliates or shall be deemed to reduce the Collateral Account Balance. BN shall keep the Rights Agent informed of the Collateral Account Balance and the Required Collateral Account Balance in writing on a regular basis, and shall inform the Rights Agent in writing within two Business Days of any change in the Collateral Account Balance or the Required Collateral Account Balance for any reason, including as a result of an adjustment to the Conversion Factor or an increase in the BIP Unit Value. Any cash held in the Collateral Account or otherwise hereunder shall be held uninvested.

(b) Prior to or substantially concurrently with the issuance of any Class A Shares by the Company, BN shall, or cause an Affiliate of BN to, deposit BIP Units or BIP Unit Convertibles into the Collateral Account such that, after taking into account the number of BIP Units issued or issuable upon conversion or redemption of such BIP Unit Convertibles, the number of BIP Units deposited into the Collateral Account shall be equal to the product of (i) the number of such Class A Shares issued (excluding any shares issued to BN or its Affiliates) multiplied by (ii) the Conversion Factor. The Rights Agent shall have no duty or obligation to calculate the Conversion Factor, to determine the number of Class A Shares issued, or to determine the number of BIP Units or BIP Unit Convertibles necessary to equal the product of (i) the number of such Class A Shares issued (excluding any shares issued to BN or its Affiliates) multiplied by (ii) the Conversion Factor.

(c) Except as set forth in this Section 8(c), BN and its Affiliates shall not be entitled to withdraw any BIP Unit or BIP Unit Convertible from the Collateral Account.

(i) In the event that the Collateral Account Balance shall exceed the Required Collateral Account Balance, either as a result of a change in the Conversion Factor or a decrease in the number of Class A Shares (excluding Class A Shares owned by BN or its Affiliates) outstanding, BN or an Affiliate of BN shall be entitled to withdraw (pursuant to a written instruction from BN to the Rights Agent) from the Collateral Account a number of BIP Units, or BIP Unit Convertibles that are convertible into or redeemable for a number of BIP Units, up to an amount equal to (i) the Collateral Account Balance minus (ii) the Required Collateral Account Balance. The Rights Agent shall be entitled to conclusively and exclusively rely upon such written instruction from BN in accordance with this Section 8(c)(i) without liability or further inquiry.

(ii) BN, or any Affiliate of BN, shall be permitted to withdraw from the Collateral Account a BIP Unit, or the number of BIP Unit Convertibles that are convertible into or redeemable for a BIP Unit, upon the deposit by BN or any Affiliate of BN of the BIP Unit Release Price with respect to such BIP Unit, or the number of BIP Unit Convertibles that are convertible into or redeemable for such BIP Unit, in the Collateral Account.

(d) If at any time the Collateral Account Cash Balance shall be less than the Required Collateral Account Cash Balance, BN shall, or shall cause its Affiliates to, within two Business Days, deposit cash or Cash Equivalents (pursuant to a written instruction from BN to the Rights Agent and as selected by BN) in an amount necessary to cause the Collateral Account Cash Balance to be at least equal to the Required Collateral Account Cash Balance.

(e) Except as set forth in this Section 8(e), BN and its Affiliates shall not be entitled to withdraw any cash or Cash Equivalents from the Collateral Account.

(i) If at any time the Collateral Account Cash Balance shall be greater than one hundred and twenty percent (120%) of the Required Collateral Account Cash Balance, either as a result of a change in the Conversion Factor or a decrease in the number of Class A Shares (excluding Class A Shares owned by BN or its Affiliates) outstanding, BN or its Affiliates shall be permitted to withdraw (pursuant to a written instruction from BN to the Rights Agent) cash or Cash Equivalents in an amount not to exceed the excess of (i) the Collateral Account Cash Balance minus (ii) one hundred and twenty percent (120%) of the Required Collateral Account Cash Balance. The Rights Agent shall be entitled to conclusively and exclusively rely upon such written instruction from BN in accordance with this Section 8(e)(i) without liability or further inquiry.

(ii) Upon the deposit in the Collateral Account of a number of BIP Units, or of BIP Unit Convertibles that are convertible into or redeemable for such number of BIP Units, BN, or an Affiliate of BN, shall be permitted to withdraw (pursuant to a written instruction from BN to the Rights Agent) cash or Cash Equivalents from the Collateral Account in an amount equal to the aggregate BIP Unit Value of such number of BIP Units, or of the number of BIP Units issuable upon the conversion or redemption of such BIP Unit Convertibles, as applicable.

(f) For the avoidance of doubt, BN, or its applicable Affiliates, shall remain the beneficial owner of any BIP Units or BIP Unit Convertibles deposited by BN or such Affiliates into the Collateral Account for so long as such BIP Units or BIP Unit Convertibles remain in the Collateral Account, and shall hold all of the rights, powers, privileges and preferences appurtenant to such BIP Units or BIP Unit Convertibles, including, without limitation, the right to distributions on such BIP Units or BIP Unit Convertibles. In the event that the Collateral Account consists of more than one account and (i) the Rights Agent has not received written instructions from BN as to which account to use for any specific transaction described in this Section 8 or (ii) there shall not be an amount within the account designated by BN to satisfy any applicable BIP Units Amount or Cash Amount to be delivered pursuant to this Agreement, in such cases the Rights Agent shall follow an order of account priority, to be provided in writing by BN upon the establishment each new account, when determining which account to use for any of the transactions described in this Section 8. BN also covenants and agrees that it will take all action within its control to ensure that any transfer agent of the BIP Unit certificates and Class A Shares will comply with the Rights Agent’s instructions in carrying out the purposes of this Agreement. BN shall provide the Rights Agent with all necessary information and contact details for each transfer agent for the BIP Unit certificates and Class A Shares. The Rights Agent shall have no liability for the failure of any transfer agent to facilitate or effect any transfers contemplated hereby, or for any delay in doing so, or for the failure of BN of its obligations under this Section 8(f). Prior to any transfer contemplated by this Agreement, BN shall instruct the transfer agents for any BIP Unit certificates and Class A Shares to follow the instructions of the Rights Agent in connection with any exchange of Class A Shares for BIP Units as set forth herein.

(g) In connection with any transfer by BN of BIP Units or BIP Unit Convertibles into the Collateral Account required by this Agreement which are held through DTC or another Depositary, BN shall deliver to the Rights Agent such BIP Units or BIP Unit Convertibles to the Collateral Account pursuant to DTC’s or such other Depositary’s Applicable Procedures. In connection with any transfer by BN of BIP Units or BIP Unit Convertibles into the Collateral Account required by this Agreement which are not held through DTC or another Depositary, BN shall take all necessary action to cause such BIP Units or BIP Unit Convertibles to be delivered to the Collateral Account.

Section 9. Registration of BIP Unit Resales.

In the event that a shelf registration statement, prospectus or Prospectus Exemption (as defined below) registering or exempting, as applicable, the transfer of BIP Units (including BIP Units that are issuable upon conversion of or redemption for BIP Unit Convertibles in the Collateral Account) from the Collateral Account to an Exchanging Class A Shareholder (or to such other Person as may be entitled thereto pursuant to the terms of this Agreement) has, at any time, not been effective for five (5) consecutive Business Days, BN shall, or shall cause an Affiliate of BN to, deposit in the Collateral Account an amount of cash or Cash Equivalents equal to the BIP Unit Release Price for all BIP Units held in the Collateral Account (including BIP Units that are issuable upon conversion of for redemption for BIP Unit Convertibles in the Collateral Account) that cease to be Registered BIP Units (as defined below) as a result thereof, within five (5) Business Days; provided, however, for the avoidance of doubt, no such deposit is required to the extent all of the BIP Units in the Collateral Account, including BIP Units that are issuable upon conversion of or redemption for BIP Unit Convertibles in the Collateral Account, and the transfer of such BIP Units (including BIP Units that are issuable upon conversion of or redemption for BIP Unit Convertibles in the Collateral Account) from the Collateral Account to an Exchanging Class A Shareholder (or to such other Person as may be entitled thereto pursuant to the terms of this Agreement) are (i) registered under the Securities Act pursuant to an effective shelf registration statement with the Securities and Exchange Commission and (ii) qualified for distribution by BN to Exchanging Class A Shareholders under the securities laws applicable in each of the provinces and territories of Canada through the filing of a prospectus (or exempt from the applicable prospectus requirements in such jurisdictions (a “Prospectus Exemption”)) (each BIP Unit so registered, including BIP Units that are issuable upon conversion of or redemption for BIP Unit Convertibles in the Collateral Account, a “Registered BIP Unit”). The Rights Agent shall have no duty or obligation (and no liability) to determine if any BIP Unit, including BIP Units that are issuable upon conversion of or redemption for BIP Unit Convertibles, or any BIP Unit Convertible held in the Collateral Account or transferred to an Exchanging Class A Shareholder is a Registered BIP Unit freely transferable under the U.S. federal securities laws or the laws applicable in each of the provinces and territories of Canada.

Section 10. Concerning BN.

(a) BN agrees that any Class A Shareholder may at any time and from time to time, without notice to or further consent of BN, extend the time of payment of the Exchange Rights or Secondary Exchange Rights, and may also make any agreement with the Company, BIP, or any other Person, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between a Class A Shareholder, on the one hand, and the Company, BIP or any such other Person, on the other hand, it being understood that no such action shall impair, affect, alter or increase BN’s obligations under this Agreement or affect the validity or enforceability of this Agreement.

(b) BN agrees that its obligations hereunder shall in no way be terminated, affected or impaired by reason of (a) the assertion by any Class A Shareholder of any rights or remedies which it may have under or with respect to this Agreement or against any Person obligated hereunder, (b) any Class A Shareholder’s failure to exercise, or delay in exercising, any such right or remedy or any right or remedy such Class A Shareholder may have hereunder, (c) any change in the structure or ownership of the Company, (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, BIP or any other Person, (e) the existence of any claim, set-off or other right that BN may have at any time against the Company, BIP or any of their respective Affiliates, whether in connection with the Exchange Right, the Secondary Exchange Rights or otherwise; (f) the validity or enforceability of the Exchange Right; or (g) any other circumstance whatsoever which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company with respect to the Exchange Right, in bankruptcy or any other instance, other than as provided herein.

(c) To the fullest extent permitted by applicable law, BN hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by any Class A Shareholder. BN waives promptness, diligence, notice of the acceptance of this Agreement and of the Exchange Right, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other Person, and all suretyship defenses generally. BN acknowledges that it will receive substantial direct and indirect benefits from the Master Services Agreement and that this Agreement, including specifically the waivers set forth in this Agreement, is knowingly made in contemplation of such benefits and after the advice of counsel.

(d) BN hereby unconditionally waives any rights that it may now have or hereafter acquire against the Company or its subsidiaries that arise from the existence, payment, performance, or enforcement of BN’s obligations under or in respect of this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification.

(e) BN hereby represents and warrants that:

(i) the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action, and do not contravene any provision of BN’s organizational documents or any applicable law, order, judgment or contractual restriction binding on BN or its assets;

(ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Agreement by BN have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Agreement;

(iii) this Agreement constitutes a legal, valid and binding obligation of the BN enforceable against BN in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(iv) as of the date hereof, BN has the financial capacity to pay and perform its obligations under this Agreement.

Section 11. Rights of Action.

All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under Section 12 hereof, are vested in the Class A Shareholders; and any Class A Shareholder may, without the consent of the Rights Agent or of any other Class A Shareholder, on such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against BN to enforce, or otherwise act in respect of, such holder’s right to exercise the Secondary Exchange Rights and the Class A Shareholders’ rights under this Agreement, in each case in the manner provided in the Company’s Articles and in this Agreement. Without limiting the foregoing or any remedies available to the Class A Shareholders, it is specifically acknowledged that the Class A Shareholders would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement. BN agrees to pay all expenses, including all reasonable and documented third party costs and out-of-pocket expenses (including reasonable fees of counsel), actually paid or incurred by such Class A Shareholder in enforcing any of such Class A Shareholder’s rights hereunder or otherwise relating to any litigation or other proceeding brought by such Class A Shareholder to enforce such Class A Shareholder’s rights hereunder, if such Class A Shareholder prevails in such litigation or proceeding.

Section 12. Concerning the Rights Agent.

(a) BN agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with Exhibit C attached hereto and, from time to time, on demand of the Rights Agent, its reasonable and documented out-of-pocket expenses and counsel fees and other disbursements incurred in the administration and execution of this

Agreement and the exercise and performance of its duties hereunder. BN also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim or liability in connection therewith. The indemnification provided for hereunder shall survive the expiration of the Secondary Exchange Rights and the termination of this Agreement. The costs and expenses of enforcing this right of indemnification shall also be paid by BN. The Rights Agent shall have no right of set-off against any funds in the Collateral Account with respect to any amounts owed to the Rights Agent by BN hereunder.

(b) The Rights Agent may conclusively rely upon and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document reasonably believed by it, in good faith, to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of legal counsel to the Rights Agent (who may be an employee of the Rights Agent or outside legal counsel for the Rights Agent). Notwithstanding anything in this Agreement to the contrary, in no event shall the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action.

Section 13. Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 15 hereof. The acquisition of substantially all of the Rights Agent’s assets employed in the exercise of corporate trust powers shall be deemed to be a merger or consolidation for purposes of this Section 13.

Section 14. Duties of Rights Agent.

The Rights Agent undertakes the duties and obligations expressly set forth in this Agreement which shall be deemed purely ministerial in nature and no implied duties or obligations shall be read into this Agreement against the Rights Agent. Under no circumstances will the Rights Agent be deemed to be a fiduciary to BN, the Company, any Class A Shareholder or any other person under this Agreement. The Rights Agent will not be responsible or liable for the failure of BN, the Company, BIP, any transfer agent, any Class A Shareholder or any other person to perform in accordance with this Agreement. The Rights Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts. The permissive rights of the Rights Agent to do things enumerated herein shall not be construed as a duty and, with respect to such permissive rights (if any), the Rights Agent shall not be answerable for other than its gross negligence or willful misconduct. The Rights Agent shall perform those duties and obligations upon the following terms and conditions:

(a) Before the Rights Agent acts or refrains from acting, it may consult with legal counsel (who may be an employee of the Rights Agent or outside legal counsel for the Rights Agent), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by an authorized signatory of BN identified in Exhibit B-2 attached hereto (which exhibit may be updated by BN from time to time in BN’s reasonable discretion, provided that such update does not adversely affect any Class A Shareholder or its rights hereunder in any respect) and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder only for its own gross negligence, or willful misconduct. The Rights Agent shall not be liable, directly or indirectly, for any special, indirect or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Rights Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Company’s Articles or be required to verify the same.

(e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent); nor shall it be responsible for any breach by BN of any covenant or condition contained in this Agreement; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any BIP Units to be issued pursuant to this Agreement or as to whether any BIP Units will, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f) BN agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept (and shall be entitled to conclusively and exclusively rely upon, without further inquiry) instructions with respect to the performance of its duties hereunder from any Person reasonably believed by the Rights Agent to be one of the authorized signatories of BN listed on Exhibit B-2 attached hereto (which exhibit may be updated by BN from time to time in BN’s reasonable discretion, provided that such update does not adversely affect any Class A Shareholder or its rights hereunder in any respect), and to apply to such Persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer. Without limiting the generality of the foregoing, whenever the Rights Agent is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or in the event that the Rights Agent is unsure as to the application of any provision of this Agreement or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement permits any determination or discretion by the Rights Agent or is silent or is incomplete as to the course of action that the Rights Agent is required to take with respect to a particular set of facts, the Rights Agent shall promptly give notice (in such form as shall be appropriate under the circumstances) to BN requesting instruction as to the course of action to be adopted, and to the extent the Rights Agent acts in good faith in accordance with any written instructions received from BN the Rights Agent shall not be liable on account of such action to any person. If the Rights Agent shall not have received appropriate instruction within ten (10) days of such notice (or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it shall be entitled to take no action and shall give prompt written notice of its decision not to take action to BN, to the Company, and to any Exchanging Class A Shareholder that may be affected by such decision not to take action. Any application by the Rights Agent for written instructions from BN may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received, in response to such application, written instructions with respect to the proposed action or omission specifying a different action to be taken or omitted.

(h) To the extent permitted by applicable law, the Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Class A Shares or other securities of the Company or become pecuniarily interested in any transaction in which BN or the Company may be interested, or contract with or lend money to BN or the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for BN, the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to BN or the Class A Shareholders resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability (other than expenses and overhead incurred in the ordinary course by the Rights Agent’s performance under this Agreement) in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) Other than with respect to a Company Notice, Exchanging Class A Shareholder Notice, BN instruction, or deposit of Class A Shares in the Received Class A Share Account in accordance with Section 4, the Rights Agent shall not be required to take notice or be deemed to have notice of any fact, event or determination under this Agreement unless and until the Rights Agent shall be specifically notified in writing by BN of such fact, event or determination.

(l) The Rights Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Rights Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(m) The Rights Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder in accordance with the terms of this Agreement and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Rights Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

(n) Unless subject to reimbursement by BN pursuant to Section 12(a) or reasonably necessary in order for the Rights Agent to perform its express obligations hereunder in accordance herewith, notwithstanding anything contained herein or elsewhere to the contrary, the Rights Agent shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (x) require the Rights Agent in its individual capacity to obtain the consent, approval, authorization or order of or the giving of notice to, or the registration with, or taking of any action in respect of, any state or other governmental authority or agency other than the State of Delaware; (y) result in any fee, tax or other governmental charge under the laws of any jurisdiction other than the State of Delaware becoming payable by the Rights Agent in its individual capacity, or (z) subject the Rights Agent in its individual capacity to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Rights Agent contemplated hereby.

(o) The right of the Rights Agent to perform any discretionary act (if any) enumerated in this Agreement shall not be construed as a duty.

(p) Neither the Rights Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the BN, the Company, or any other Person referenced herein, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by any such Persons. The Rights Agent may assume performance by all such Persons of their respective obligations. The Rights Agent shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.

(q) In the event that any assets held hereunder shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting such assets, the Rights Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Rights Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other Person, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(r) If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Rights Agent is in doubt as to the action to be taken hereunder, the Rights Agent may, at its option, after sending written notice of the same to BN, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the assets held hereunder or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Rights Agent, directing delivery of such assets. The Rights Agent will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. The Rights Agent may file an interpleader action in a state or federal court, and upon the filing thereof, the Rights Agent will be relieved of all liability as to the assets held hereunder and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

(s) The Rights Agent shall have no responsibilities (except as expressly set forth herein) as to the validity, sufficiency, value, genuineness, ownership or transferability of the assets held hereunder, written instructions, or any other documents in connection therewith, and will not be regarded as making nor be required to make, any representations thereto.

(t) Notwithstanding anything to the contrary herein, the Rights Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon, except for the delivery and filing of tax information reporting forms required to be delivered and filed with the Internal Revenue Service.

Section 15. Change of Rights Agent.

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to BN and the Company and to each transfer agent of the Class A Shares and the BIP Units by registered or certified mail. BN may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Class A Shares and the BIP Units by registered or certified mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, BN shall appoint a successor to the Rights Agent. If BN shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by a Class A Shareholder, then any Class A Shareholder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by BN or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, including, without limitation, the Collateral Account, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment BN shall file notice thereof in writing with the predecessor Rights Agent, the Company, and each transfer agent of the Class A Shares and the BIP Units. Failure to give any notice provided for in this Section 15, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 16. Notices.

Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by any Exchanging Class A Shareholder, other Class A Shareholder, or other holder of a Secondary Exchange Right, to or on BN shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Brookfield Corporation

Brookfield Place, Suite 100

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Attention: Chief Legal Officer

Subject to the provisions of Section 15 hereof, any notice or demand authorized by this Agreement to be given or made by BN or by any Exchanging Class A Shareholder, other Class A Shareholder, or other holder of a Secondary Exchange Right to or on the Rights Agent shall be sufficiently given or made if sent by registered or certified mail and shall be deemed given upon receipt and, addressed (until another address is filed in writing with BN) as follows:

Wilmington Trust, National Association

Attn: Joseph Clark

50 South Sixth Street – Suite 1290

Minneapolis, MN 55402

Phone: [***Redacted***]

Email: [***Redacted***]

Notices or demands authorized by this Agreement to be given or made by BN or the Rights Agent to any Class A Shareholder shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company or the transfer agent for the Class A Shares.

Section 17. Supplements and Amendments.

BN may from time to time, and the Rights Agent shall, if BN so directs, supplement or amend this Agreement without the approval of any Class A Shareholder in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, to make modifications necessary to reflect changes in applicable law, including, without limitation, tax law, or to make any other change, in each case, provided that such change, amendment, modification or supplementation does not adversely affect any Class A Shareholder or its rights hereunder in any respect. Except as set forth in the immediately preceding sentence or as otherwise contemplated by Section 4(a)(i) or Section 14(b) with respect to updates to Exhibits B-1 and B-2, any amendment or modification to this Agreement shall require (a) pursuant to a consent request duly conducted by, and at the expense of, BN or (b) at a duly called annual or special meeting of the Company’s shareholders, the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding Class A Shares not held by BN, BIP or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange(s) on which the Company’s securities may then be listed) of the Company. Any supplement or amendment authorized by this Section 17 shall be evidenced by a writing signed by BN and the Rights Agent. Notwithstanding anything in this Agreement to the contrary, no supplement or amendment that changes the rights and duties of the Rights Agent under this Agreement will be effective against the Rights Agent without the execution of such supplement or amendment by the Rights Agent. In executing any amendment or supplement contemplated hereby, the Rights Agent shall be provided with, and shall be entitled to conclusively and exclusively rely upon, an opinion of counsel (which may be counsel to BN) stating that the execution of such amendment or supplement is authorized or permitted by this Agreement and all conditions precedent to the execution and delivery thereof have been duly satisfied or waived.

Section 18. Successors.

All the covenants and provisions of this Agreement by or for the benefit of BN or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 19. Benefits of this Agreement; Entire Agreement.

Nothing in this Agreement shall be construed to give to any Person other than BN, the Rights Agent and the Class A Shareholders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of BN, the Rights Agent and the Class A Shareholders. This Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 20. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 21. Governing Law; Forum Selection.

This Agreement and the Secondary Exchange Rights issued hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party to this Agreement irrevocably and unconditionally agrees that any action, suit or proceeding arising out of this Agreement, and all the rights and obligations governed by this Agreement, including the rights of the Class A Shareholders in accordance with Section 11, shall be brought and determined exclusively in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. No action, suit or proceeding relating thereto shall be commenced in any other court. Service of any process, summons, notice or document if delivered or made pursuant to Section 16 shall be effective service of process for any action, suit or proceeding. Each party to this Agreement hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the aforementioned courts and hereby further irrevocably and unconditionally waives all claims, and agrees not to plead or claim in any such court, that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 22. Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 23. Descriptive Headings.

The table of contents and descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 24. Administration; Termination.

This Agreement shall terminate on the earliest to occur of (i) the first Business Day where there shall be no Class A Shares outstanding, other than Class A Shares owned by BN or its Affiliates, (ii) (a) pursuant to a consent request duly conducted by, and at the expense of, BN or (b) at a duly called annual or special meeting of the Company’s shareholders, the affirmative consent or vote, as applicable, of holders of at least two-thirds of the outstanding Class A Shares not held by BN, BIP or their controlled Affiliates, voting as a class, and the approval of a majority of the independent directors (within the meaning of the listing standards of the securities exchange on which the Company’s securities may then be listed) of the Company, and (iii) the Final Expiration Date. BN shall provide the Rights Agent with written notice of the termination of this Agreement pursuant to section (i)  or (ii) above.

Section 25. No Waiver; Cumulative Rights.

No failure on the part of any Class A Shareholder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Class A Shareholder of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder by such Class A Shareholder or any other Class A Shareholder. Each and every right, remedy and power hereby granted to the Class A Shareholders shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by any Class A Shareholder at any time or from time to time.

Section 26. Fractional Units.

Class A Shareholders holding a number of Subject Class A Shares which would entitle such holders to receive less than one whole BIP Unit pursuant to this Agreement shall receive cash in lieu of fractional units. Fractional BIP Units shall not be distributed to Class A Shareholders or credited to book-entry accounts. With respect to any delivery of BIP Units to a Class A Shareholder under this Agreement, BN shall promptly instruct the transfer agent for the BIP Units to, as soon as practicable, (a) determine the number of whole BIP Units and fractional BIP Units allocable to each holder of record or beneficial owner of Class A Shares entitled to receive BIP Units at such time, (b) aggregate all such fractional units into whole BIP Units and sell the whole BIP Units obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional BIP Units, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per BIP Unit after making appropriate deductions for any amount required to be withheld for tax purposes and any brokerage fees incurred in connection with these sales of fractional BIP Units. Neither BN nor the Rights Agent will guarantee any minimum sale price for the fractional BIP Units. Neither BN nor the Rights Agent will pay any interest on the proceeds from the sale of fractional BIP Units. The transfer agent of the BIP Units acting on behalf of the applicable party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional BIP Units and to determine when, how and at what price to sell such units, provided that neither the transfer agent nor the broker-dealers through which the aggregated fractional BIP Units are sold shall be Affiliates of BN.

Section 27. Book Entry.

Reference in this Agreement to certificates for Class A Shares or BIP Units shall include, in the case of uncertificated shares or units, the balances indicated in the book-entry account system of the transfer agent for the Class A Shares or BIP Units, as applicable. Any legend required to be placed on any certificates for Class A Shares or BIP Units may instead be included on any book-entry confirmation or notification to the registered holder of such Class A Shares or BIP Units.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

Brookfield Corporation
By:
Name: Title:

Wilmington Trust, National Association as Rights Agent
By:
Name: Title:

[Signature Page to Rights Agreement]

EXHIBIT A

Company’s Articles

EXHIBIT B-1

Authorized Signatures for Brookfield Infrastructure Corporation (“BIPC”)

under Rights Agreement dated as of ●, 2024

BIPC certifies that the names, titles, telephone numbers and e-mail addresses set forth in this Exhibit B-1 identify the persons authorized to provide the Company Notice.

Name, Title, Telephone Number, and e-mail address for person(s) designated to provide the Company Notice

Name	Title	Telephone Number	E-mail Address	Signature

EXHIBIT B-2

Authorized Signatures for Brookfield Corporation (“BN”)

under Rights Agreement dated as of ●, 2024

BN certifies that the names, titles, telephone numbers and e-mail addresses set forth in this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds equity transfer instructions, on behalf of the corporation.

Name, Title, Telephone Number, and e-mail address for person(s) designated to provide direction, including but not limited to funds/equity transfer instructions, and to otherwise direct Wilmington Trust, National Association, as Rights Agent

Name	Title	Telephone Number	E-mail Address	Signature

EXHIBIT C

Terms of Compensation of Rights Agent

In consideration for the services of the Rights Agent under the Rights Agreement dated as of ●, 2024 with Brookfield Corporation the Rights Agent shall receive the following compensation from the Liquidating Trust Assets:

Initial Acceptance Fee (one time, payable in advance on the Effective Date) account opening, document negotiation, KYC solicitation, client onboarding	$15,000
Administration Fee (payable annually, in advance on the Effective Date and each anniversary thereof) establishment of books and records, account maintenance, coordination with all professionals including legal, tax, BIP, BN, DTC, etc.	$70,000
Custody Fee (charged quarterly in arrears based on average daily market value of assets in account) * custody fee waived if funds held in cash, money market funds, BIP Units or BIP Unit Convertible	1.0 basis points*

Contingent Fee

(billed only as required if the Rights Agent is required to process an exchange as contemplated by the Agreement)

Fee inclusive of administrative effort and all wire charges or free delivery of shares through DTC

$300/exchange/Exchanging Class A Shareholder

Out-of-Pocket Expenses:

In addition to the fees listed above, all reasonable out-of-pocket expenses will be billed and payable at cost. Out-of-pocket expenses include, but are not limited to, reasonable fees of counsel or other outside professional firms (legal counsel, tax advisor) retained by the Rights Agent (including fees and expenses incurred in litigation), reasonable travel expenses of bank officers to attend closings.

EXTRAORDINARY ADMINISTRATION CHARGES (ONLY IF APPLICABLE):

In the event of extraordinary circumstances requiring administrative time beyond the scope of typical account duties set forth in the Instruments and supporting documents relevant to our appointment, including but not limited to, default and/or bankruptcy administration, additional charges shall accrue at an hourly rate, as follows:

Assistant Vice President, Vice President, Managing Director, Senior Vice President, or Member of Senior Management: $ 375.00 per hour

EXHIBIT D-1

Form of Company Notice

To:  Brookfield Corporation

Attn: Investor Relations

Brookfield Place, Suite 100

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Phone: [***Redacted***]

Email: [***Redacted***]

Brookfield Infrastructure Partners L.P.

73 Front Street, 5th Floor

Hamilton, HM 12, Bermuda

Phone: [***Redacted***]

Email: [***Redacted***]

Wilmington Trust, N.A.

Attn: Joseph Clark

50 South Sixth Street – Suite 1290

Minneapolis, MN 55402

Tel. [***Redacted***]

Email: [***Redacted***]

Wilmington Trust, National Association:

Reference is made to that certain Rights Agreement, dated as of ●, 2024, between Brookfield Corporation, and Wilmington Trust, National Association (the “Rights Agreement”). Capitalized terms that are not otherwise defined in this Exchanging Class A Shareholder Notice shall have the meanings given to them in the Rights Agreement.

THE DTC FREE DELIVERY OF THE SUBJECT CLASS A SHARES SHOULD BE DIRECTED TO THE RIGHTS AGENT’S DTC PARTICIPANT NUMBER 990, FOR FURTHER CREDIT OF THE RECEIVED CLASS A SHARE ACCOUNT, ACCOUNT NUMBER [WT TO INSERT].

The Company represents and warrants that, with respect to        Subject Class A Share(s):

(i) the Company has not satisfied its obligation under sections 25.11 and 25.13 of the Company’s Articles by delivering the BIP Units Amount or Cash Amount on the applicable Specified Exchange Date; and

(ii) BIP has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share(s) from the Exchanging Class A Shareholder and delivered the BIP Units Amount or Cash Amount in exchange therefor pursuant to section 25.23 of the Company’s Articles on the applicable Specified Exchange Date.

The BIP Units Amount and the Cash Amount for such Subject Class A Share(s) are as follows:

BIP Units Amount:

Cash Amount:

The BIP Units Amount or the Cash Amount, as applicable, shall be issued or paid to the Exchanging Class A Shareholder, whose information is as follows:

Please insert social security

or other identifying number

(Please print name and address)

Delivery instructions for BIP Units Amount:

[Please insert complete instructions including recipient’s DTC participant number and the account number at the participant.]

Delivery instructions for Cash Amount:

[Please insert complete wire transfer instructions.]

Dated:         ,

BROOKFIELD INFRASTRUCTURE CORPORATION, a British Columbia corporation
By:
Name:
Title:

EXHIBIT D-2

Form of Exchanging Class A Shareholder Notice

To:  Brookfield Corporation

Attn: Investor Relations

Brookfield Place, Suite 100

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Phone: 1-866-989-0311

Email: [***Redacted***]

Wilmington Trust, N.A.

Attn: Joseph Clark

50 South Sixth Street – Suite 1290

Minneapolis, MN 55402

Phone: (212) 941-4439

Email: [***Redacted***]

Wilmington Trust, National Association:

Reference is made to that certain Rights Agreement, dated as of ●, 2024, between Brookfield Corporation, and Wilmington Trust, National Association (the “Rights Agreement”). Capitalized terms that are not otherwise defined in this Exchanging Class A Shareholder Notice shall have the meanings given to them in the Rights Agreement.

THE DTC FREE DELIVERY OF THE SUBJECT CLASS A SHARES SHOULD BE DIRECTED TO THE RIGHTS AGENT’S DTC PARTICIPANT NUMBER 990, FOR FURTHER CREDIT OF THE RECEIVED CLASS A SHARE ACCOUNT, ACCOUNT NUMBER [WT TO INSERT].

The undersigned (the “Holder”) represents and warrants that, with respect to         Subject Class A Share(s):

(i) the Company has not satisfied its obligation under sections 25.11 and 25.13 of the Company’s Articles by delivering the BIP Units Amount or Cash Amount on the applicable Specified Exchange Date; and

(ii) BIP has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share(s) from the Exchanging Class A Shareholder and delivered the BIP Units Amount or Cash Amount in exchange therefor pursuant to section 25.23 of the Company’s Articles on the applicable Specified Exchange Date.

Pursuant to and in accordance with the terms and conditions of the Rights Agreement, the Holder irrevocably elects to exercise its Secondary Exchange Rights for the Holder’s Subject Class A Shares identified above. The BIP Units Amount or the Cash Amount, as applicable, shall be issued or paid to:

Please insert social security

or other identifying number

(Please print name and address)

Delivery instructions for BIP Units Amount:

[Please insert complete instructions including recipient’s DTC participant number and the account number at the participant.]

Delivery instructions for Cash Amount:

[Please insert complete wire transfer instructions.]

Dated:          ,

Signature

Signature Medallion Guaranteed:

Signatures should be guaranteed by an eligible guarantor institution (bank, stock broker or savings and loan association with membership in an approved signature medallion program).